EXHIBIT 99.1

Community Bancorp. Reports Fourth Quarter and Full Year 2023 Financial Results

Generates Continued Strong Growth in Loans Leading to Increased Total Assets

For immediate release

Derby, VT: January 23, 2023 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the fourth quarter ended December 31, 2023, of $3.5 million or $0.64 per share, a decrease of $1.2 million or 24.85% compared to $4.7 million or $0.86 per share for the fourth quarter of 2022, as significantly higher interest rates affected the Bank’s operations. Full year earnings for 2023 were $13.4 million or $2.43 per share, compared to $13.7 million or $2.53 per share for the prior year period, a decrease of $308 thousand or 2.24%. On a per share basis, earnings declined 25.58% in the 2023 fourth quarter compared to the prior year period; on an annual basis, earnings per share decreased slightly,3.95% year over year, reflecting the impact of strong balance sheet management.

Total assets for the Company at December 31, 2023 were $1.10 billion, an increase of 4.10% compared to $1.06 billion at year-end 2022. The year over year balance sheet growth in 2023 was driven by an increase in loans of $96.9 million, or 12.94%, offset by a decrease in cash of $50.7 million or 71.28%.

Total net interest income for the fourth quarter ended December 31, 2023, of $9 million decreased $328 thousand, or 3.53% compared to the prior year quarter, but grew $1.1 million, or 3.40% to $34.2 million for the full year. The year over year improvement reflects an increase of $9.3 million, or 28.46%, in the interest and fees on loans due to higher interest rates, offset by an increase in interest on deposits expense of $6.1 million or 191.60%

The provision for credit losses for the fourth quarter ended December 31, 2023, was $672 thousand, compared to a negative $347 thousand for the same period in 2022. For the year ended December 31, 2023, the provision for credit losses was $1.48 million, compared to $978 thousand in the full year 2022, with the $502 thousand year over year increase driven primarily by the previously disclosed write-down on a single non-performing loan, which was paid off and partially recovered in December 2022.

Total non-interest income for the fourth quarter ended December 31, 2023, increased $75 thousand, or 4.22%, compared to the same period in 2022, and rose $532 thousand, or 8.01%, for the full-year 2023 compared to 2022. Total non-interest expenses increased $373 thousand, or 6.61%, from the fourth quarter of 2022, and grew $1.7 million, or 7.78%, for the full-year 2023 compared to 2022.

Equity capital increased to $89 million, with a book value per share of $15.87 as of December 31, 2023, compared to $75.2 million and a book value of $13.55 as of December 31, 2022. The growth reflects the decrease of unrealized losses in the investment portfolio, consistent with declining bond rates, which caused an increase in fair market value of the investment portfolio.

President and CEO Kathryn Austin commented on the Company’s results: “We finished 2023 with exceptionally strong results, demonstrating continued year over year growth in assets and loans, despite a challenging economic environment with rising interest rates. Our loan growth, particularly, contrasts with overall sector declines and demonstrates our enduring relationships with customers, and we look forward to maintaining this momentum in 2024. These results also reflect the continued strength of our team and the sustained demand for the financial products and services we provide in our markets throughout Vermont and New Hampshire. We are grateful for our committed employees and their dedication to our growing customer base.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable February 1, 2024 to shareholders of record as of January 15, 2024.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com